Exhibit No.  10.01

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                                                                  March 21, 2005

Dear Barbara,

The following is an understanding that we have reached about your part-time employment with Alliance Distributors Holding Inc. (Alliance). Part-time shall be defined as a minimum of 25 hours per week. It can be changed only by a written letter that both of us sign. Your position will be Chief Financial Officer.

Your employment is at will. It may be terminated by either you or Alliance on 30 days' notice for any reason or no reason.

Based on our agreement, the starting salary is at the rate of $125,000 per year. In addition you will have the opportunity to participate in our Medical Plan. Each employee is responsible for 50% of the monthly premium. Blue Cross is our current provider. Alliance has recently instituted a 401K Retirement Plan. The terms of participation have not been finalized. Once we have done that you maybe be eligible to participate.

Also, based on the company's current Option Plan, we will by separate grant letter extend to you 100,000 options to purchase stock. The options will vest over a 3 year period equally per quarter of each year while you are employed by the company. The option and its terms will be subject to the grant letter.

While you are employed by Alliance and at all times afterwards, you will maintain the confidentiality of the company's confidential information and trade secrets. The Company may enforce the provisions of this section by decrees of specific performance and by such other remedies as may be available.

Barbara we are very excited about the opportunity to work together. Please feel free to call me with any questions you may have.


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Jay Gelman, dated April 7, 2005                          Barbara A. Ras
CEO
Alliance Distributors Holding Inc.